FREEDOM FINANCIAL GROUP, INC.
__________

AMENDMENT TO BYLAWS

The Bylaws of Freedom Financial Group, Inc., a Delaware corporation, as adopted January 1, 2003, and as amended April 26, 2005, are further amended as follows:

Paragraph (e) of Section 2.2 is amended to read in its entirety as follows:

(e) Quorum.

(i) Unless the Board of Directors expressly determines a different quorum requirement for a particular meeting of the Stockholders, a quorum for the transaction of any business shall consist of Thirty Five Percent (35%) of the voting power of all shares of stock and/or other voting securities then outstanding which are present in person or by proxy, unless a separate vote by class or series or classes or series is required in which case at least Thirty Five Percent (35%) of the voting power of each such class or series must be present in person or by proxy to constitute a quorum for the transaction of any business. Unless otherwise specified in the certificate or document creating the series or class, the affirmative vote of the majority of such quorum, in the aggregate or by class or series as the case may be, will be deemed the act of the Stockholders. In those cases where statute requires that certain acts be affirmed by a vote of a majority of all outstanding stock or other voting securities, whether voting by class or series or in the aggregate, the Board of Directors may specify in the notice of the meeting that a quorum shall consist of not less than that combination of outstanding voting power which would be required to take the action under consideration at the meeting, if all voted unanimously in favor of the relevant proposal.

(ii) If a quorum fails to attend any meeting of the Stockholders, the presiding officer of such meeting may adjourn such meeting from time to time to another place, date or time, until a quorum is present or represented. At such a previously adjourned meeting which is resumed and at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting of the Stockholders as originally noticed. The foregoing notwithstanding, if a notice of any adjourned special meeting of the Stockholders is sent to all Stockholders entitled to vote at such meeting which states that such adjourned special meeting will be held with those present in person or by proxy constituting a quorum, then, except as otherwise required by law, or in the certificate or other documents creating the class or series, those present at such adjourned special meeting of the Stockholders will constitute a quorum and all matters will be determined by a majority of the votes cast at such special meeting.

CERTIFICATION

The undersigned hereby certifies that the above and foregoing is a true and correct copy of the Amendment to Bylaws of Freedom Financial Group, Inc., a Delaware corporation, as adopted by the Board of Directors on May 7, 2008, which became effective on August 21, 2008, upon the Stockholders’ approval on that date, at the corporation’s Annual Meeting of Stockholders, of a corresponding amendment to the corporation’s Certificate of Incorporation, as amended.

/s/ Thomas M. Holgate
Thomas M. Holgate, Secretary